EXHIBIT 4.1
SECOND SUPPLEMENTAL INDENTURE
     This Second Supplemental Indenture (this “Supplemental Indenture”), dated as of May 25, 2006, is among Doane Pet Care Company, a Delaware corporation (the “Company”), the Subsidiary Guarantors listed on the signature pages hereof, and Wilmington Trust Company, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H
     WHEREAS, the Company and the Subsidiary Guarantors named herein have heretofore executed and delivered to the Trustee an indenture (as supplemented by the First Supplemental Indenture dated November 5, 2005, and as further amended, supplemented or otherwise modified from time to time, the “Indenture”), dated as of February 28, 2003, providing for the issuance of 10 3/4% Senior Notes due 2010 in an unlimited principal amount (the “Securities”);
     WHEREAS, Section 9.2 of the Indenture provides that, under certain circumstances and with the consent of Holders representing a majority in aggregate principal amount of the Securities (including in connection with a purchase of, or tender offer for, the Securities) voting as a single class, the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Securities;
     WHEREAS, (1) pursuant to Section 9.2 of the Indenture, the Company has received the consent of the Holders of more than a majority in principal amount of the outstanding Securities and has delivered written proof of such fact to the Trustee, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Officers’ Certificate and an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Sections 9.6, 11.4 and 11.5 of the Indenture, and (3) the Company and the Subsidiary Guarantors have satisfied all other conditions required under the Indenture to enable the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture;
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Securities as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Deletion of Definitions and Related References. Section 1.1 of Article I of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Section 3 and 4 of this Supplemental Indenture.

     3. Amendment to Article III. Section 3.3 (Notice of Redemption) is hereby amended by deleting the words “30 days” and replacing them with the words “three (3) Business Days” in the first line.
     4. Amendments to articles IV, V, and VI. The Indenture is hereby amended to delete the following sections of the Indenture and all references thereto and in the Senior Notes in their entirety and to insert in lieu thereof, in each case, the phrase “Intentionally Omitted”:
Section 4.2 (SEC Reports)
Section 4.3 (Limitation on Indebtedness)
Section 4.4 (Limitation on Restricted Payments)
Section 4.5 (Limitation on Restrictions on Distributions from Subsidiaries)
Section 4.6 (Limitation on Sales of Assets)
Section 4.7 (Limitation on Affiliate Transactions)
Section 4.8 (Change of Control)
Section 4.9 (Limitation on Sale of Restricted Subsidiary Capital Stock)
Section 4.10 (Future Subsidiary Guarantors)
Section 4.11 (Limitation on Liens)
Section 4.12 (Limitation on Sale/Leaseback Transactions)
Section 4.13 (Designation of Restricted and Unrestricted Subsidiaries)
Section 4.14 (Maintenance of Office or Agency for Registration of Transfer, Exchange and Payment of Securities)
Section 4.17 (Maintenance of Corporate Existence)
Section 4.18 (Compliance Certificate)
Section 4.19 (Taxes)
Section 4.20 (Stay, Extension and Usury Laws)
Section 4.22 (Effectiveness of Covenants)
Section 5.1 (Merger, Consolidation, or Sale of Assets)
Section 5.2 (Successor Corporation Substituted)
Section 6.1(3), (4), (5), (6), (8), (9), and (10) (Events of Default).
     5. Except as expressly amended hereby, the Indenture (i) shall continue in full force and effect in accordance with the provisions thereof and (ii) is in all respects hereby ratified and confirmed.
     6. This Supplemental Indenture and all of its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.
     7. This Supplemental Indenture shall become effective upon execution by the Company, the Subsidiary Guarantors and the Trustee; provided that the amendments set forth in Sections 2, 3 and 4 of this Supplemental Indenture shall become operative only upon the acceptance for purchase by the Company of the Securities tendered pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement, dated May 12, 2006.
     8. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE SECURITIES AND THE SUBSIDIARY GUARANTEES

WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.
     10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     11. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made only by each Subsidiary Guarantor and the Company. The Company agrees that the indemnification provisions contained in Section 7.7 of the Indenture shall apply to the execution, delivery, and performance by the Trustee of this Supplemental Indenture.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

Company: Doane Pet Care Company
By:	/s/ Philip K. Woodlief
Philip K. Woodlief
Vice President, Finance and Chief Financial Officer

Subsidiary Guarantors: Doane Management Corp.
By:	/s/ Philip K. Woodlief
Philip K. Woodlief
Vice President, Finance and Chief Financial Officer

DPC Investment Corp.
By:	/s/ Philip K. Woodlief
Philip K. Woodlief
Vice President, Finance and Chief Financial Officer

Doane/Windy Hill Joint Venture, L.L.C.
By:	Doane Pet Care Company,
its Sole Member

By:	/s/ Philip K. Woodlief
Philip K. Woodlief
Vice President, Finance and Chief Financial Officer

Trustee: Wilmington Trust Company, as Trustee
By:	/s/ Kristin L. Moore
Authorized Signatory

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